Exhibit 10.3
AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into this 7th day of June, 2006, by and between NEWPARK RESOURCES, INC., a Delaware corporation (the “Company”), and PAUL L. HOWES (the “Executive”) with reference to the following facts:
     A. On March 22, 2006, the Company and the Executive entered into an Employment Agreement (the “Agreement”), pursuant to which the Company employed the Executive as its Chief Executive Officer.
     B. The parties desire to add a definition to the Agreement in lieu of incorporating that definition by reference to the Company’s 2003 Executive Incentive Plan (the “EICP”).
     NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. To Delete Reference. Section 2.7 of the Agreement is hereby amended by deleting the parenthetical phrase “(as is defined in the EICP and any amendments thereto),” which appears in the second and third lines of that Section.
     2. To Add Definition. Section 3.10 of the Agreement is hereby amended by adding thereto the following, as subsection (d):
          (d) “Change in Control”
     (1) A Change in Control shall be deemed to have occurred if (A) a Takeover Transaction (as defined in paragraph (2) of this Section 3.10) occurs; or (B) any election of directors of the Company takes place (whether by the directors then in office or by the stockholders at a meeting or by written consent) and a majority of the directors in office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors, or, if the Company had a nominating committee at such time, its nominating committee, immediately preceding such election; or (C) the Company effectuates a complete liquidation or a sale or disposition of all or substantially all of its assets.
     (2) A “Takeover Transaction” shall mean (A) a merger or consolidation of the Company with, or an acquisition of the Company or all or substantially all of its assets by, any other corporation or entity, other than a merger, consolidation or acquisition in which the individuals who were members of the Board of Directors of the Company immediately prior to such transaction continue to constitute a majority of the Board of Directors or other governing body of the surviving corporation or entity (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors or other governing body of the holding company) for a period of not less than twelve (12) months following the closing of such transaction, or (B) one or more occurrences or events as a result of which any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities.
     3. Effect on Other Agreements. The changes made by this Amendment to the definitions of Change in Control and Takeover Transaction shall be given effect whenever and wherever those terms are defined in other agreements and documents by reference to the definitions contained in the Agreement.
     4. Effect on Agreement. The Agreement, as amended by the Amendment, is and shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

“EXECUTIVE”	“COMPANY”

NEWPARK RESOURCES, INC.
/s/ Paul L. Howes

(Signature)

Paul L. Howes	By	/s/ Eric Wingerter

(Print Name)		Name: Eric Wingerter
Title: Vice President

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